                                                                   EXHIBIT 10.34

                             SECURED PROMISSORY NOTE

$6,079,472.60                                                    August 13, 2003
Oxford, Massachusetts

FOR VALUE RECEIVED, IPG PHOTONICS CORPORATION, a Delaware corporation ("Maker"), promises to pay to JDS UNIPHASE CORPORATION, a Delaware corporation ("Holder"), the principal sum of SIX MILLION, AND SEVENTY-NINE THOUSAND, FOUR HUNDRED AND SEVENTY TWO and 60/100 DOLLARS ($6,079,472.60); with interest from the date of this Note on the unpaid principal amounts owing from time to time as provided below. This Note is subject to the following terms and conditions:

1.   Maturity

(a) Principal plus all accrued but unpaid interest on the principal amount outstanding shall be due and payable in the following amounts and on the following dates:

Principal Amount                              Date Due
----------------                              --------
$333,000                                      September 30, 2003
$334,000                                      December 31, 2003
$500,000                                      March 31, 2004
$500,000                                      June 30, 2004
$500,000                                      September 30, 2004
$500,000                                      December 31, 2004
One-quarter of then unpaid principal amount   March 31, 2005
One-quarter of then unpaid principal amount   June 30, 2005
One-quarter of then unpaid principal amount   September 30, 2005
Remaining of unpaid principal amount          December 31, 2005 (the "Maturity Date")

(b) Maker shall make the following mandatory prepayments to Holder against the unpaid interest and principal sum, in that order, on this Note within five business days of Maker's receipt of the cash funds: (i) 50% of all cash collateral released to Maker by BankNorth, NA or its successor ("BankNorth"), in calendar years 2003 and/or 2004, which cash collateral, as of the date of the
Note is being held by BankNorth under that certain Construction Loan Agreement, dated April 28, 2000 between Maker and BankNorth, as amended from time to time ("Construction Loan Agreement"); (ii) 75% of all cash collateral released to Maker by BankNorth in calendar year 2005, which cash collateral, as of the date of the Note is being held by BankNorth under the Construction Loan Agreement;
(iii) 10% of the net cash proceeds received by Maker from the issuance of any securities (including without limitation any securities convertible or exchangeable into Common Stock), options, warrants, call rights or debt instruments after the date of this Note, excluding exercises of stock options by employees, directors, advisors and consultants in the ordinary course; and (iv) 100% of the net cash proceeds received by Maker from any sale of the equipment, furniture, fixtures, inventory or land pledged to Holder under the Security Agreement or the Mortgage (each as hereinafter defined); but in no case shall Maker be required to pay an amount under this Section 1(b) in excess of the unpaid interest and principal amount of this Note.

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(c) On or before the 15th day of April, July, October and January of each year for so long as there is any unpaid principal amount under this Note, any one of the Chief Executive Officer, President, or Chief Financial Officer shall send a written statement to Holder setting forth whether or not any of the events in
Section 1(b) has occurred in the last calendar quarter, giving short description of any of the events that has occurred in the last calendar quarter and whether Maker has complied with its prepayment obligations hereunder.

(d) Holder shall apply all mandatory principal prepayments received by Holder under clause (b) to the payment of accrued and unpaid interest, and then against required payments in the reverse order of maturity (i.e., applied to latest payments under Section 1(a) first).

(e) All optional principal prepayments upon this Note shall be applied to the payment of accrued and unpaid interest, and then against required payments in the order of maturity (i.e., applied to earliest payments under Section 1(a) first), it being agreed that an optional repayment of principal shall relieve the obligation of Maker to make payment of the portion of the principal amount against which the optional prepayment was applied.

2.   Interest

The outstanding principal owing from time to time hereunder will bear interest at the rate of FOUR PERCENT per annum (compounded annually) until fully paid. Accrued but unpaid interest shall be payable at such time as the outstanding principal amount hereof is otherwise due and payable, commencing September 30, 2003. Computations of interest shall be based on a year of 360 days but shall be calculated for the actual number of days in the period for which interest is charged.

3.   Payments

Maker shall make payments in lawful money of the United States of America and in immediately available funds. All payments under this Note shall be made to Holder at JDS Uniphase Corporation, 1768 Automation Parkway, San Jose, California 95131, ATTN: General Counsel, or at such other address as Holder shall direct Maker in writing. This Note may be prepaid in whole or in part, without penalty, at the option of Maker and without the consent of Holder.

4.   Breach of Covenants and Bankruptcy

The occurrence of any of the following shall constitute an "Event of Default" hereunder:

(a) Failure to Pay. Maker shall fail to pay (i) any principal payment on the due date hereunder or (ii) any interest or other payment required pursuant to the terms hereof on the date due and such payment shall not have been made within thirty days of Maker's receipt of Holder's written notice to the Maker of such failure to pay; or

(b) Breaches of Covenants. Maker shall fail to observe or perform any covenant, obligation, condition or agreement contained herein, or in the Security Agreement or the Mortgage and (i) such failure shall continue for thirty days after Maker's receipt of Holder's written notice to the Maker of such failure, or (ii) if such failure is not curable within such thirty-day period, but is reasonably capable of cure within forty-five days, either
     (A) such failure shall continue for forty-five days or (B) Maker shall not have commenced and continued


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

     to prosecute a cure in a manner reasonably satisfactory to Holder within and continuously during the initial thirty-day period; or

(c) Change of Control. A Change of Control shall have occurred with respect to Maker. For purposes hereof, the term "Change of Control" means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of IPG and its subsidiaries, taken as a whole, to any Person or group of related Persons, as defined in Section 13(d) of the Securities Exchange Act of 1934 (a "Group"); and (b) any Person or Group (excluding owners of equity securities as of the date of this Note) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by IPG's issued and outstanding voting stock or any successor to all or substantially all of the Company's assets.

(d) Voluntary Bankruptcy or Insolvency Proceedings. Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) admit in writing its inability, to pay its debts generally as they mature;
     (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated in full or in part; or (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Maker or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Maker or the debts thereof pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety days of commencement.

5.   Rights of Holder upon Default

Upon the occurrence or existence of any Event of Default, and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Maker, declare all outstanding obligations payable by the Maker hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; except that upon the occurrence or existence of any Event of Default set forth in Sections 4(c), (d) or (e) herein, all of the outstanding obligations payable by the Maker hereunder shall automatically become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. No delay or omission by Holder in exercising any right shall operate as a waiver of such right or any other right under this Note; a waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it hereunder or pursuant to applicable law. The Maker agrees to pay all taxes levied or assessed upon the outstanding


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

principal against any holder of this Note. The prevailing party in any action
(i) to collect payment on this Note, (ii) in connection with any dispute that arises as to its enforcement, validity, or interpretation, whether or not legal action is instituted or prosecuted to judgment, or (iii) to enforce any judgment obtained in any related legal proceeding, shall be entitled to all costs and expenses incurred, including attorney fees.

6.   Governing Law

This Note shall be governed by the laws of the State of New York, excluding its conflict of law rules.

7.   Amendments and Waivers

Any term of this Note may be amended or waived only with the written consent of the Maker and the Holder. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Maker, the Holder and each transferee of the Note; however, no such waiver shall affect or impair the rights of Holder to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Note. Notwithstanding the foregoing, Maker expressly agrees that this Note or any payment under this Note may be extended by Holder in writing from time to time without in any way affecting the liability of Maker.

8.   Transfer, Successors and Assigns

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Maker without the prior written consent of Holder.. This Note may not be sold or assigned by Holder without prior written consent of Maker except in the event of a merger, consolidation, or acquisition of Holder or any business unit thereof and Holder may pledge this Note to any financial institution as collateral upon written notice to Maker.

9.   Notices

Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or five days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

10.  Severability

If any provision or any word, term, clause, or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provision shall not be affected and shall remain in full force and effect.

11.  Holder's Security Interest and Mortgage

THIS NOTE IS SECURED BY A SECURITY INTEREST IN CERTAIN ASSETS OF MAKER MORE FULLY DESCRIBED IN (I) THE SECURITY AGREEMENT DATED THE SAME DATE AS THIS NOTE BETWEEN MAKER, AS DEBTOR, AND HOLDER, AS SECURED PARTY ("SECURITY


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

AGREEMENT") AND (II) THE MORTGAGE DATED THE SAME DATE AS THIS NOTE MADE BY MAKER, AS DEBTOR, AS MORTGAGOR, AND HOLDER, AS MORTGAGEE ("MORTGAGE").

IN WITNESS WHEREOF, the Maker has caused this Secured Promissory Note to be issued as of the date first written above.

MAKER: IPG PHOTONICS CORPORATION


By: /s/ Valentin P. Gapontsev
    ---------------------------------
Name: Valentin P. Gapontsev
Title: CEO and Chairman
Address: 50 Old Webster Road
Oxford, MA 01540
Attn: General Counsel


AGREED TO AND ACCEPTED:

HOLDER: JDS UNIPHASE CORPORATION


By: /s/ Christopher S. Dewees
    ---------------------------------
Name: Christopher S. Dewees
Title: Vice President
Address: 1768 Automation Parkway
San Jose, California 95131
Attn: General Counsel


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